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                                                                      EXHIBIT 99


This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially include: business conditions and growth in the contract manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers; limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as the Form 10-K, filed 11712/99.


                      JABIL GLOBAL SERVICES TO ADD EUROPEAN
                     REPAIR AND LOGISTICS SERVICES OPERATION


St. Petersburg, FL--July 5, 2000-- Jabil Circuit, Inc. (NYSE: JBL) today announced it will acquire Telenor Technology Services, a repair and logistics services division of Telenor, a Norwegian provider of telecommunication, data and media communication services.

This strategic acquisition, which is subject to regulatory approval, will allow Jabil Global Services to offer circuit board repair and warranty services for European customers from Dublin, Ireland. "This acquisition is a wonderful opportunity for us to add the capability of specialized repair services," said Allen Braswell, president of Jabil Global Services. Key customers of the operation include Cisco Systems, Marconi Communications, Lucent Technologies and Compaq Computer.

"This new European warranty, repair and logistics service is in high demand from our global customers and it brings with it a great existing customer base," said Mark Mondello, senior vice president of business development, Jabil Circuit, Inc. Mondello added that this operation is a strategic component of Jabil's global service offerings.

Jabil Global Services is a wholly-owned subsidiary of Jabil Circuit, Inc., an electronic manufacturing services provider for electronics companies in the communications, personal computer, peripheral, consumer and automotive markets. Jabil offers circuit design, board design from schematic, mechanical and production design, prototype assembly, volume board assembly and system assembly services from eight countries, serving markets in North and South America, Europe and Asia.

Further information about Jabil can be found on the World Wide Web at http://www.jabil.com.

For more information contact
Lisa Davis Allison, Marketing Communications Manager
Phone (727) 577-9749
Fax (727) 579-8529


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